Stillwater Mining Names New Director

COLUMBUS, MT -- (Marketwire - September 21, 2009) - STILLWATER MINING COMPANY (NYSE: SWC) announced the election of Ajay Paliwal to the Company's Board of Directors, effective September 21, 2009.

Ajay is a chartered accountant based in the United Kingdom. He is a founder of Jiva Capital, a firm dedicated to private equity and advisory services in the global mining and metals sector. Until August 2008 Ajay was Group Deputy CFO of Vedanta Resources plc and between 2002 and 2005 he led Ernst & Young's UK mining transaction business. Prior to that Ajay spent eleven years at PricewaterhouseCoopers. He holds a BEng (Hons) in Chemical Engineering from the University College of London.

Commenting on Mr. Paliwal's appointment Frank McAllister, Stillwater's Chairman and Chief Executive Officer, said, "We are very pleased to have Ajay join the Company's Board. We look forward to benefitting from his experience and perspective as a director of Stillwater Mining Company."

Mr. Paliwal is a nominee of Norimet Limited, the Company's majority stockholder and a subsidiary of MMC Norilsk Nickel. Under its Stockholders Agreement with the Company, Norimet is entitled to appoint a candidate to fill any Director vacancy in the Company's Board of Directors resulting from the resignation or removal of a Director, subject to approval by the Company's governance and nominating committee. After review with counsel, the governance and nominating committee believes that Mr. Paliwal qualifies as a non independent director.

Stillwater Mining Company is the only U.S. producer of palladium and platinum and the only significant primary producer of platinum group metals outside of South Africa. The Company is traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining can be found at its Web site: www.stillwatermining.com.

Contact:
Gregory A. Wing
Chief Financial Officer
(406) 373-8700